Allogene Option Exchange Offer June & July 2022

Agenda • Introduction – Susie Lundeen • Overview of Exchange Offer – Cooley • Illustrative Scenarios – Susie Lundeen & Jack Chen • How to Access your Account and Review your Eligible Options – Merrill Lynch 2

What is an Option Exchange Offer The offer to exchange of underwater options for new ‘at the money’ options 3

Allogene Option Exchange Offer • Allogene’s Board and Stockholders approved this one-time Option Exchange Offer, which commenced on June 21st for current employees only (excludes Board members, Officers, and CCO) • The primary objective of the Option Exchange Offer is to: – Reset Allogene’s Total Compensation Philosophy – ‘productive’ long-term incentive compensation • Incent, reward and align employee performance that positively impacts stockholder value • Address ‘underwater’ equity • Improve employee retention • Option Exchange Offer overview & exchange provisions – Completely Voluntary – Eligible Options Grants • Grant date Dec 31, 2021 or earlier • Strike price of $18.00 or above – 1:1 exchange ratio – Vesting reset – 3 year vesting – 1/3 annually 4

Overview of Exchange Offer • During the exchange offer period, eligible employees will have the option to exchange eligible stock options for new stock options • Eligible Options – Granted on or before December 31, 2021 – Exercise price equal or greater than $18.00 per share – Any vested and unvested portions of your eligible options would be subject to the exchange – You can exchange all or none of your eligible options (you can’t exchange a portion of your grant or some of your grants) • Eligible Employees – Must be employed by Allogene at the beginning and end of the offering period, and have not submitted a notice of resignation or been notified that your employment is being terminated – CEO, CFO, CTO, EVP of R&D / CMO, GC, CCO, non-employee advisors and members of the Board are not eligible • The exchange offer period commenced on Tuesday, June 21, 2022 and is expected to expire at 9:00pm PT on Tuesday, July 19, 2022. 5

Terms of New Options • New options will be granted promptly following the end of the exchange offer. This means the “Grant Date” of the new options is expected to be July 19, 2022. • The exercise price of the new options will be the closing price of our common stock on the Grant Date. • New options will be unvested on the Grant Date; vesting will occur in equal annual installments over a new three-year vesting schedule. • Term of the new options will be 7 years. • All new options will be granted as incentive stock options (ISOs) to the extent allowable by the Internal Revenue Code, and any remaining portion will be treated as a nonqualified stock option (NQSO) • Participants in the exchange should not recognize any income for U.S. federal income tax purposes upon the grant of the new options. • All relevant documents were provided to eligible employees via email on June 21, 2022 and filed with the SEC. They are also available in the Documents Library accessible through your Merrill Lynch account. 6

Process for Participation • Participation is voluntary. • To participate, you must complete an Election Form and submit it to exchange@allogene.com by 9pm PT on Tuesday, July 19, 2022. • You may revoke your election at any time prior to the end of the exchange offer by completing a Notice of Withdrawal and submitting it to exchange@allogene.com. • You will receive a confirmation upon your election to participate and/or withdraw. • Questions about your election or withdrawal, and other communications, should be sent to exchange@allogene.com. 7

Hypothetical Example 1 - for illustrative purposes only * =hypothetical Stock Price 8

Hypothetical Example 2 - for illustrative purposes only 9 * =hypothetical Stock Price ASOFDate&StockPriceAssumptions 7/18/2022 7/19/2022 12/31/2022 12/31/2022 7/19/2023 7/19/2023 7/19/2024 7/19/2024 7/19/2025 7/19/2025 @StockPrice $8.00 $19.00 $20.00 $28.00 $28.00 OptionExchange Declined GrantPrice Option Granted Option Exercised OptionBalance Potential Income -Vested Cumulative vestedshares Potential Income- Vested Cumulative vestedshares Potential Income- Vested Cumulative vestedshares Potential Income -Vested Cumulative vestedshares Potential Income -Vested 1/15/2019 $27.95 8,000 200 7,800 - 7,800 $ - 7,800 $ - 7,800 $ 390 7,800 $ 390 3/18/2020 $18.22 4,000 100 3,900 - 2,750 $ 2,145 3,333 $ 5,933 3,900 $ 38,142 3,900 $ 38,142 11/15/2021 $18.87 2,000 - 2,000 - 542 $ 70 833 $ 942 1,333 $ 12,173 1,833 $ 16,738 14,000 300 13,700 11,092 $ 2,215 11,967 $ 6,875 13,033 $ 50,705 13,533 $ 55,270 OptionExchange Opt-in Grant Price* Option Granted Option Exercised OptionBalance Potential Income -Vested Cumulative vestedshares Potential Income- Vested Cumulative vestedshares Potential Income- Vested Cumulative vestedshares Potential Income -Vested Cumulative vestedshares Potential Income -Vested 7/19/2022 $10.00 13,700 - 13,700 - - $ - 4,567 $ 45,667 9,133 $ 164,400 13,700 $ 246,600

Important Disclaimers 10 • The exchange offer is a Tender Offer filed with the SEC (Schedule TO-1). • All the terms of the exchange offer are governed by the Offer to Exchange Eligible Options for New Options. The new options will be granted under and subject to the terms of our Amended and Restated 2018 Equity Incentive Plan. • We strongly encourage you to consult with your personal financial or tax advisors prior to deciding whether to participate in the exchange offer. • The terms of your employment with Allogene remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our service during the exchange period or thereafter. • ALLOGENE HAS NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THE OFFERING MEMORANDUM OR IN THE RELATED ELECTION FORMS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY ALLOGENE.